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                                                                    Exhibit 24.2

INDEPENDENT AUDITORS' CONSENT

Xytronyx, Inc.:

We consent to the incorporation by reference in this Registration Statement of Xytronyx, Inc. (a development stage enterprise) on Form S-3 of our report dated May 12, 1995 (which report contains an explanatory paragraph referring to the Company's activities as those of a development stage enterprise and to the Company's ability to continue as a going concern), incorporated by reference in the Annual Report on Form 10-K of Xytronyx, Inc. for the year ended March 31, 1995 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


Deloitte & Touche LLP

San Diego, California
December 14, 1995